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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL YEAR END

FINANCIAL RESULTS, DECLARES QUARTERLY DIVIDEND

New Brunswick, New Jersey, October 28, 2026 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and fiscal year ended September 30, 2026.

The Company reported a 31% increase in net income for the three months ended September 30, 2026 to $3.3 million compared with net income of $2.5 million for the three months ended September 30, 2025. The Company also reported a 29% increase in net income for the year ended September 30, 2026 to $12.6 million compared with $9.8 million for the year ended September 30, 2025.

The Company’s basic and diluted earnings per share were $0.53 and $0.52, respectively, for the three months ended September 30, 2026 compared with $0.41 and $0.40 for the three months ended September 30, 2025. The Company’s basic and diluted earnings per share were $2.02 and $1.99, respectively, for the year ended September 30, 2026 compared with $1.57 and $1.56 for the year ended September 30, 2025.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share, which will be paid on November 24, 2026 to stockholders of record as of November 10, 2026.

“We are proud to announce another year of record earnings for Magyar Bancorp”, stated John Fitzgerald, President and Chief Executive Officer. “Despite a volatile interest rate environment, our business strategy produced a 35 basis point increase in our net interest margin from the prior year, driven by strong loan and deposit growth and prudent balance sheet management. As a result of our strong performance, we are pleased to announce the increase to our quarterly dividend to $0.12 per share. This is Magyar Bancorp’s second increase in the dividend this fiscal year. As we look ahead into 2027, we feel the Bank is well positioned to continue our strong performance.”

Results of Operations

Net income increased by $777 thousand, or 30.8%, to $3.3 million for the three-month period ended September 30, 2026 from $2.5 million for the three months ended September 30, 2025 driven by higher net interest income. Net income increased by $2.8 million, or 28.7%, to $12.6 million during the year ended September 30, 2026 compared with $9.8 million for the year ended September 30, 2025 from higher net interest income, partially offset by higher provisions for credit loss, lower other income, higher other expenses and higher income tax expense.

Net interest and dividend income increased $1.6 million, or 18.5%, to $10.0 million for the three months ended September 30, 2026 from $8.4 million for the three months ended September 30, 2025. The increase is attributable to a 37 basis points increase in the Company’s net interest margin to 3.84% for the three months ended September 30, 2026 from 3.47% for the three months ended September 30, 2025 as well as a $44.4 million increase in net interest-earning assets between the periods.

Interest and dividend income increased by $1.4 million, or 9.9%, to $15.7 million for the three months ended September 30, 2026 from $14.3 million for the three months ended September 30, 2025. Between these periods the Company grew the average balance of its interest-earning assets by $70.3 million, or 7.3%, to $1.029 billion, while the yield on such assets increased by 14 basis points to 6.05% for the three months ended September 30, 2026 from 5.91% for the prior year period. The increase in yield on the Company’s assets was attributable to higher interest income on loan originations and on adjustable-rate commercial term loans repricing to higher market interest rates.

Interest expense decreased by $141 thousand, or 2.4%, to $5.8 million for the three months ended September 30, 2026 from $5.9 million for the three months ended September 30, 2025. The average balance of interest-bearing liabilities increased $26.0 million, or 3.4%, between the two periods while the cost of such liabilities decreased by 18 basis points to 2.92% for the three months ended September 30, 2026 compared with 3.10% for the prior year period. Lower short-term market interest rates were primarily responsible for the lower cost of the Company’s interest-bearing liabilities.

During the year ended September 30, 2026, net interest and dividend income increased $5.6 million, or 17.5%, to $37.5 million compared with $31.9 million for the year ended September 30, 2025. The Company’s net interest margin increased by 35 basis points to 3.69% for the year ended September 30, 2026 compared to 3.34% for the year ended September 30, 2025.

The average balance of interest-earning assets increased by $61.6 million, or 6.5%, to $1.016 billion from $954.6 million, while the yield on such assets increased by 22 basis points to 5.95% for the year ended September 30, 2026 compared with 5.73% for the prior year. Interest and dividend income increased $5.8 million, or 10.5%, to $60.5 million for the year ended September 30, 2026 from $54.7 million for the year ended September 30, 2025. The increase in yield on the Company’s assets was attributable to higher interest income on loan originations and on adjustable-rate commercial term loans repricing to higher market interest rates.

Interest expense increased by $193 thousand, or 0.8%, to $23.0 million for the year ended September 30, 2026 from $22.8 million for the year ended September 30, 2025. The average balance of interest-bearing liabilities increased $34.9 million, or 4.7%, between the two periods while the cost of such liabilities decreased by 12 basis points to 2.93% for the year ended September 30, 2026 compared with 3.05% for the prior year. Lower short-term market interest rates were also responsible for the lower cost of the Company’s interest-bearing liabilities for the year-over-year comparison.

The Company recorded $316 thousand in credit loss provisions during the three months ended September 30, 2026 compared with $229 thousand in credit loss provisions for the three months ended September 30, 2025. Growth in commercial real estate loans and construction loan commitments was responsible for the majority of the Company’s provisions for credit loss during the three months ended September 30, 2026. There were $3 thousand in loan recoveries and no charge-offs for the three months ended September 30, 2026 compared with $38 thousand in loan recoveries and no charge-offs for the prior year period.

The Company recorded $946 thousand in credit loss provisions during the year ended September 30, 2026 compared with $402 thousand in credit loss provisions for the year ended September 30, 2025. Growth in commercial real estate loans and construction loan commitments were responsible for the majority of the Company’s provisions for credit loss during the year ended September 30, 2026. There were $14 thousand in loan recoveries and $300 thousand in loan charge-offs for the year ended September 30, 2026 compared with $149 thousand in loan recoveries and no charge-offs for the prior year period.

Non-interest income decreased by $164 thousand, or 19.2%, to $689 thousand for the three months ended September 30, 2026 compared with $853 thousand for the three months ended September 30, 2025 primarily from lower gains on the sale of SBA loans. Gains on the sale of SBA loans declined by $183 thousand to $103 thousand for the three months ended September 30, 2026 compared with $286 thousand for the three months ended September 30, 2025. Partially offsetting this decrease were higher interest rate swap fees and loan service charges, which increased by $20 thousand and $28 thousand, respectively, between periods.

Non-interest income decreased by $576 thousand, or 15.5%, to $3.1 million during the year ended September 30, 2026 compared with $3.7 million for the year ended September 30, 2025 primarily from lower gains on the sales of assets. The Company recorded a loss on other real estate owned of $13 thousand and gains on the sales of SBA loans totaling $933 thousand during the year ended September 30, 2026 compared with gains on the sale of other real estate owned and the sale of SBA loans totaling $229 thousand and $1.1 million, respectively, during the year ended September 30, 2025. In addition, service charge income decreased by $137 thousand, or 9.5%, to $1.3 million during the year ended September 30, 2026 compared with $1.4 million for the year ended September 30, 2025 from lower loans fees earned and late charges received.

Non-interest expenses increased by $216 thousand, or 4.0%, to $5.6 million during the three months ended September 30, 2026 from $5.4 million for the three months ended September 30, 2025 primarily due to higher marketing and other expenses. Marketing expense increased by $106 thousand, or 139.5%, to $182 thousand for the three months ended September 30, 2026 from $76 thousand for the three months ended September 30, 2025 while other expenses increased by $49 thousand, or 8.9%, to $598 thousand for the three months ended September 30, 2026 from $549 thousand for the three months ended September 30, 2025 from the relocation and grand opening of the Company’s new Inman Avenue branch location in Edison, New Jersey in September 2026.

During the year ended September 30, 2026, non-interest expenses increased by $600 thousand, or 2.8%, to $22.0 million from $21.4 million for the year ended September 30, 2025 due primarily to higher compensation and benefit expenses. Compensation and benefit expense increased by $490 thousand, or 3.9%, due to annual merit increases, higher medical insurance costs and higher incentive plan accruals, partially offset by the termination of the Company’s defined benefit pension plan, which resulted in a net settlement credit totaling $139 thousand. Data processing expenses increased by $167 thousand, or 35.5%, from lower flex credits applied to invoices during the year ended September 30, 2026 compared with the year ended September 30, 2025 when the Company extended its contract with its core service provider. Marketing and business development expenses increased by $113 thousand, or 25.8%, from the relocation and grand opening of the Company’s new Inman Avenue branch location in Edison, New Jersey in September 2026. Partially offsetting these increases was a $135 thousand, or 3.9%, decrease in occupancy expense related to the relocation of the Edison branch.

Income tax expense increased by $310 thousand, or 27.1%, to $1.4 million for the three-month period ended September 30, 2026 from $1.1 million for the three-month period ended September 30, 2025. The increase was attributable to higher pre-tax income, which increased by $1.1 million, or 29.6%, to $4.8 million.

Income tax expense increased by $1.1 million, or 25.8%, to $5.1 million for the year ended September 30, 2026 from $4.0 million for the year ended September 30, 2025. The increase was attributable to higher pre-tax income, which increased by $3.9 million, or 27.9%, to $17.7 million during the year ended September 30, 2026 compared with $13.8 million for the year ended September 30, 2025.

Balance Sheet Comparison

Total assets increased by $37.7 million, or 3.6%, to $1.086 billion during the three months ended September 30, 2026 from $1.049 billion at June 30, 2026, reflecting a $20.2 million increase in cash and cash equivalents and an $18.2 million increase in loans receivable.

During the year ended September 30, 2026, total assets increased by $88.5 million, or 8.9%, to $1.086 billion compared with $997.7 million at September 30, 2025. The increase was attributable to a $49.1 million increase in loans receivable, a $24.6 million increase in cash and cash equivalents, and a $13.6 million increase in investment securities.

Cash and interest-earning deposits with banks increased by $20.2 million to $31.7 million at September 30, 2026 from June 30, 2026, and by $24.6 million, or 347.1%, during the year ended September 30, 2026 from net deposit inflows that exceeded net loan originations.

At September 30, 2026, investment securities totaled $102.1 million, reflecting a $2.2 million, or 2.2%, decrease from June 30, 2026 and a $13.6 million, or 15.4%, increase from September 30, 2025. Investment securities at September 30, 2026 consisted of $80.2 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $10.4 million in U.S. government-sponsored enterprise debt securities, $9.9 million in corporate notes, $3.4 million in municipal bonds and $75 thousand in “private-label” mortgage-backed securities.

Total loans receivable increased by $18.2 million, or 2.0%, during the quarter ended September 30, 2026 and have increased by $49.3 million, or 5.7%, to $908.2 million during the year ended September 30, 2026 from $858.9 million at September 30, 2025. The growth for the year occurred in commercial real estate loans, which increased by $64.3 million, or 12.1%, to $597.5 million. Offsetting this increase were declines in construction and land loans, which decreased by $13.6 million, or 46.3%, to $15.7 million, one-to four-family residential mortgage loans (including home equity lines of credit), which decreased by $714 thousand, or 0.3%, to $273.5 million, commercial business loans, which decreased by $411 thousand, or 2.1%, to $19.6 million and in other consumer loans, which decreased by $273 thousand, or 12.9%, to $1.8 million.

Total non-performing loans were $428 thousand at September 30, 2026, reflecting a $69 thousand increase from June 30, 2026 and a $23 thousand decrease from September 30, 2025. The Company’s non-performing loans consisted of two SBA loans secured by real estate and one residential mortgage loan at September 30, 2026. The ratio of non-performing loans to total loans was 0.05% at September 30, 2026 and September 30, 2025.

The allowance for on balance sheet credit losses increased $235 thousand to $8.6 million for the year ended September 30, 2026 compared to $8.4 million for the year ended September 30, 2025. The increase was attributable to provisions for credit loss totaling $521 thousand, loan recoveries totaling $14 thousand and loan charge-offs totaling $300 thousand during the year. For comparison, the Company recorded provisions for credit loss totaling $653 thousand and net loan recoveries totaling $149 thousand during the year ended September 30, 2025.

The allowance for off balance sheet credit losses increased $425 thousand to $623 thousand for the year ended September 30, 2026 compared with $198 thousand for the year ended September 30, 2025. The increase was attributable entirely to provisions for credit loss totaling $425 thousand and was the result of higher construction loan commitments outstanding between periods.

Other real estate owned declined by $2.2 million during the year to $0 during at September 30, 2026. The Company sold its only real estate owned property totaling $2.2 million incurring a loss of $13 thousand during the year ended September 30, 2026.

Total deposits increased by $33.5 million, or 3.9%, during the three months ended September 30, 2026 and by $73.0 million, or 9.0%, during the year ended September 30, 2026 to $887.3 million. The growth in deposits during the year occurred in certificates of deposit (including individual retirement accounts) which increased by $40.0 million, or 19.0%, to $249.9 million, in non-interest checking account balances, which increased by $25.0 million, or 21.4%, to $142.3 million, in interest-bearing checking account balances, which increased by $7.3 million, or 4.4% to $171.0 million, and in savings account balances, which increased by $1.6 million, or 2.9%, to $56.0 million. Offsetting these increases was a decline in money market account balances, which decreased by $873 thousand, or 0.3%, to $268.1 million.

Included in the Company’s total deposits was an estimated $123.5 million that was not collateralized and exceeded the FDIC’s insurance coverage limit of $250,000 at September 30, 2026 compared to $127.9 million at September 30, 2025.

Borrowings increased by $243 thousand during the three and twelve months ended September 30, 2026 to $49.3 million. The increase resulted from a new three-year term advance from the Federal Home Loan Bank of New York that was used to replace a matured three-year term advance.

Under its current stock repurchase plan the Company may repurchase up to 5% of its outstanding shares, or up to 323,547 shares, of which 51,503 have been purchased at September 30, 2026. During the three months ended September 30, 2026, the Company repurchased 5,678 shares of its stock at an average price of $18.88 per share. During the year ended September 30, 2026, the Company repurchased 31,503 shares at an average price of $17.80 per share.

Total equity increased by $9.9 million, or 8.3%, to $128.7 million at September 30, 2026 from $118.8 million at September 30, 2025. The increase was attributable to the Company’s net income from operations totaling $12.6 million, partially offset by $2.4 million in dividends paid and $561 thousand in share repurchases. In addition, other comprehensive income and stock-based compensation expense increased the Company’s equity by $229 thousand. The Company’s book value per share increased to $19.85 at September 30, 2026 from $18.34 at September 30, 2025.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, Martinsville and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates and the interest rate curve, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, any effects of the federal government shutdown, the COVID-19 or any other pandemic, our levels of uninsured deposits, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Years Ended
	September 30,		September 30,
	2026	2025	2026	2025

Income Statement Data:
Interest and dividend income	$15,702	$14,289	$60,465	$54,706
Interest expense	5,750	5,891	23,004	22,810
Net interest and dividend income	9,952	8,398	37,461	31,896
Provision for credit losses	316	229	946	402
Net interest and dividend income after
provision for credit losses	9,636	8,169	36,515	31,494
Other income	689	853	3,138	3,713
Other expense	5,568	5,352	21,998	21,398
Income before income tax expense	4,757	3,670	17,655	13,809
Income tax expense	1,455	1,145	5,094	4,049
Net income	$3,302	$2,525	$12,561	$9,760

Per Share Data:
Net income per share-basic	$0.53	$0.41	$2.02	$1.57
Net income per share-diluted	$0.52	$0.40	$1.99	$1.56
Book value per share, at period end	$19.85	$18.34	$19.85	$18.34

Selected Ratios (annualized):
Return on average assets	1.22%	1.00%	1.18%	0.97%
Return on average equity	10.95%	9.05%	9.62%	8.18%
Net interest margin	3.84%	3.47%	3.69%	3.34%

	Years Ended
	September 30,
	2026	2025
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$1,086,164	$997,660
Loans receivable	906,488	857,353
Allowance for credit losses- loans	(8,585)	(8,350)
Investment securities - available for sale, at fair value	37,816	21,182
Investment securities - held to maturity, at cost	64,240	67,266
Deposits	887,336	814,307
Borrowings	49,297	49,054
Shareholders' Equity	128,684	118,842

Asset Quality Data:
Non-performing loans	$428	$451
Other real estate owned	—	2,167
Total non-performing assets	$428	$2,618
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.95%	0.97%
Non-performing loans to total loans receivable	0.05%	0.05%
Non-performing assets to total assets	0.04%	0.26%
Non-performing assets to total equity	0.33%	2.20%
* Not meaningful